Exhibit 10.1

Car Rental Collaboration Agreement

Party A: COSG Car International Limited

Hong Kong Business Registration Certificate No.: 66748537

Address: Room 1309-11, 13th Floor, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong

Party B: 佛山市喜越益汽車租賃有限公司 Foshan YY Car Rental Limited Unified Social Credit Identifier: 91440600MA4UPWM72G

Address: Shop No. 105-109, 1/F & Shop No. 201-208, 210-218, 2/F, No.38 Guihe Road, Shuitou Road Section, Huaya Plaza, Nanhai Qu, Foshan City, Guangdong Province, China

Collectively referred to as the “Parties” or individually as a “Party”.

Given:

Party A and its subsidiary, Foshan Cosmos Xi Yue Car Rental Company Limited or its affiliates or designated customer (collectively referred to as "Party A") to purchase large quantity of cars, while Party B operates car rental business and is willing to lease the car to Party A. This Agreement sets out the terms and conditions according to the "Contract Law of the People's Republic of China" and relevant provisions of the judicial interpretation upon which the Parties have agreed to collaborate. Agreed terms as follow:

Article 1. Duration of Collaboration, Car Rental Operation

1.1	The collaboration duration is 3 years, commencing from 20th January, 2018 to 19th February, 2021. Unless both parties propose the renewal of agreement on or before 18th January, 2021, otherwise, the collaboration of business shall be terminated.

1.2	Party B shall promptly provide Party A with the rental type, quantity, guide price and estimated landing price of the vehicles for Party A in purchasing suitable vehicles.

1.3	Party B shall recognize Party A as the designated agency of Party B in Guangdong Province (including Hong Kong and Macau), Taiwan and China, and Party B must rent all available vehicles provided by Party A for lease.

1.4	Party B must sign an agreement with Party A and each of its customers for an independent delegate leasing agreement (the “Leasing Agreement”).

1.5	Party B shall pay the cost of each car-for-lease to the designated bank account of Party A according to the guide price (Party A has the right to notify Party B in writing for the change of the designated bank account from time to time):

After the Leasing Agreement goes into effect	Amount (RMB)
The first 5 days of the 7th month	70% of the guide price
The first 5 days of each month from the 7th month to 42nd month	2.78% of the guide price

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Party A's designated bank account:

Bank account	Bank of China (Hong Kong) Limited
Bank address	No.1 Garden Road, Central, Hong Kong
SWIFT Code	BKCHHKHH
Account name	COSG Car International Limited
Account address	Room 1309-11, 13th Floor, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong
Account number	012-875-0-607590-7
Currency	RMB

Article 2. Relationship between the Parties

2.1	Prior to the establishment of the partnership, Party B shall confirm that investigations had been conducted regarding the qualifications, authenticity and legitimacy (including legal and accounting aspects) of Party A, and shall recognize the legitimacy of Party A and willingly establish a cooperative relationship and shall agree to assume all legal liabilities and expenses resulting from it.

2.2	Without written authorization from Party A, Party B shall have no right to name itself as Party A’s employee, agent or partner to external parties.

2.3	Party B shall not be entitled to make any commitments and declarations on behalf of Party A to external parties without explicit written authorization from Party A; or make promises or solve any matters in the name of Party A; or have Party A as a guarantee; or represent Party A in making any guarantee or statement; or to have Party A bearing any legal responsibility or economic loss and reputation damage.

2.4	Without the prior written permission from Party A, Party B shall not use, issue or distribute any Party A or its registered business names, logos, product names, or other advertising or promotional materials in any book, newspaper, public publication, media, self-used stationery, personal business card or other advertisement; any instructions and materials concerning the services or business arrangements between the parties to the Agreement must be obtained in advance with the prior written consent from Party A.

Article 3. Transfer

3.	Party B shall not transfer any of the rights mentioned in this Agreement to anyone unless with the prior written consent from Party A.

Article 4. Force Majeure

4.1	The term "force majeure" as used in this Agreement means an unforeseen, unavoidable and insurmountable objective situation of the affected party, which occur after the signing date of this Agreement, making it impossible for the party to fulfill all or part of this Agreement objectively or Any unrealistic events include, but are not limited to, natural disasters such as floods, fires, droughts, typhoons, earthquakes, and social events such as wars, turmoil, strikes, government actions, changes in government policies, or legal regulations.

4.2	Neither party in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the affected party shall not be liable for legal responsibilities.

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Article 5 Confidentiality

5.1	Each Party shall keep the other Party's Confidential Information confidential. The confidential information includes but not limit to trade secrets, business plans, operating activities, financial information and technical information, etc., obtained during discussion and implementation of the project and cannot be obtained from the public pipeline.

5.2	The other party shall not disclose the whole or part of the trade secret to any third party in any form without the written consent of the original supplier of the information unless provided by laws and regulations provide or agreed by both parties.

5.3	The period of confidentiality is 5 years.

Article 6. Notice & Delivery

6.1	All notices and transactions issued by one party to the other in accordance with this Agreement must be in written form and may be delivered by letter, fax, telegram and e-mail, etc. If the above method fails to be delivered, the form of an announcement shall be adopted.

6.2	Change of communication address of one party shall notify the other party within three days of the change in writing; otherwise, assume responsibility and thus not caused by the notifying party.

Article 7. Interpretation, Dispute Handling and Others

7.1	The understanding and interpretation of this agreement shall be conducted in accordance with the purpose of the agreement and the original meaning of the text. The title of this agreement is only for convenience of reading and shall not affect the interpretation of this agreement.

7.2	If disputes occur in the process of implementation but cannot achieve an agreement, the dispute can be resolved by legal prosecution. The prosecution is submitted to the Nanhai District People's Court of Foshan City.

7.3	This Agreement is made in two copies. Party A and Party B shall hold one of the copies. The agreement shall effective from the date of signature or seal by both parties. Both copies shall have the same legal effect.

The following is the signature area without text content

Party A (seal): COSG Car International Limited

Authorized representative (signature):

Party B (seal): 佛山市喜越益汽車租賃有限公司

Legal representative / authorized representative (signature):

Signed Date: January 20th, 2018

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